Exhibit 3.41

ARTICLES OF ORGANIZATION AND CONVERSION

OF

WINDSTREAM SOUTH CAROLINA, LLC

For the purpose of forming a limited liability company in the State of South Carolina pursuant to Section 33-11-111 and Section 33-11-112 of the 1976 South Carolina Code of Laws, as amended, the undersigned organizer hereby submits the following Articles of Organization and Conversion to the Secretary of State of the State of South Carolina for filing:

ARTICLE I: The name of the limited liability company is Windstream South Carolina, LLC

ARTICLE II: The initial agent for service of process is CT Corporation System and the street address in South Carolina for this agent for service of process is 75 Beattie Place, Two Insignia Financial Plaza, Greenville, South Carolina 29601.

ARTICLE III: The former name of this limited liability company was Windstream South Carolina, Inc. (the “Corporation”).

ARTICLE IV: Upon conversion the Corporation had 372 shares outstanding. 372 shares were voted in favor of the conversion. The number of votes cast in favor of the conversion was sufficient for approval.

ARTICLE V: The address for the initial designated office is 4001 Rodney Parham Road, Little Rock, Arkansas 72212.

ARTICLE VI: The name of the organizer is John P. Fletcher, and his mailing address is 4001 Rodney Parham Road, Little Rock, Arkansas 72212.

ARTICLE VII: The limited liability company is to be managed by managers. The names and addresses of those managers are Francis X. Frantz at 4001 Rodney Parham Road, Little Rock, Arkansas 72212 and Jeffery R. Gardner at 4001 Rodney Parham Road, Little Rock, Arkansas 72212.

ARTICLE VIII: The Articles of Incorporation of the Corporation are hereby cancelled.

Executed by the Organizer October 31, 2007.

By:	/s/ John P. Fletcher
Name:	John P. Fletcher

CT Corporation System hereby consents to serve as the registered agent on behalf of the company.

By:	/s/ J. L. Miles
Name:	J. L. Miles
Title:	Asst. Secy.